FOR IMMEDIATE RELEASE

HearUSA, INC. PREPARES FOR SALE OF ASSETS

•	Court process initiated to implement going concern sale transaction

•	Doors are open and business to continue as usual

•	Commitment for debtor-in-possession financing secured to fund operations and consummation of transaction

WEST PALM BEACH, FL. – MAY 16, 2011 – HearUSA, Inc. (NYSE Amex: EAR), a nationally recognized leader in hearing care, today announced that it has  executed an agreement to sell substantially all of its assets to an affiliate of William Demant Holdings A/S, a leading international hearing-care company.  The sale will be facilitated with court assistance under chapter 11 of the US Bankruptcy Code pursuant to a voluntary petition filed by the Company today in the Southern District of Florida.  The Company announced that it will continue to operate and conduct business as usual pending the closing of the sale.

“After exploring a range of possible alternatives to meet our liquidity needs to operate our business, management and the Board of Directors of HearUSA concluded that a court-supervised sale of our assets is in the best interest of the Company and its stakeholders,” said Gino Chouinard, Interim Chief Executive Officer, President and Chief Operating Officer.  “We are committed to continuing our business operations with minimal impact throughout the process and will continue to serve our customers with the high standard of care they have come to expect from us.”

The Company announced that it has entered into an asset purchase agreement in which William Demant will serve as the stalking horse bidder under section 363 of the US Bankruptcy Code.  The agreement contemplates a purchase price of $80 million, including $10 million debtor-in-possession financing, plus the assumption of certain liabilities and the payment of certain cure amounts.  The Company has entered into the debtor-in-possession financing agreement with William Demant to provide funds sufficient to operate the business during the bankruptcy proceedings and through final sale and wind up. The asset purchase agreement provides that if William Demant is the successful bidder, it will assume repayment of the $10 million loan.  Both the asset purchase agreement and the debtor-in-possession financing agreement were filed with the court today.  “We believe the DIP financing agreement with William Demant will provide the resources we need to satisfy our obligations to employees, suppliers and customers, and to meet our obligations under our managed care contracts.  We are committed to make this a seamless process for all of our stakeholders,” said Chouinard.

To ensure that day-to-day operations continue as usual, the Company has filed “first day” motions seeking assurances from the court that employees will continue to receive their usual pay and benefits on an uninterrupted basis, that the Company can honor its agreements, and that customers will continue receiving goods and services as they normally would.  The Company said that as part of the chapter 11 process, it will seek to obtain the “highest and best” offer for its assets.  The Company will hold a court-supervised competitive auction for its assets with William Demant’s stalking horse bid as the floor, and seek court approval to close a final transaction.  The Company said it expects to close within a matter of months.

Customers, vendors, suppliers and others seeking more information about HearUSA’s court process may contact HearUSA at 1.888.369.8915 or hearusainfo@alixpartners.com.  The Company has retained Sonenshine Partners and Berger Singerman, subject to bankruptcy court approval, as its advisors in the bankruptcy and sale process. Interested parties may contact Jennifer Dore Russo of Sonenshine Partners at 1.212.994.3334 concerning the court-supervised competitive auction.

The Company also announced that on May 9, 2011, Stephen J. Hansbrough resigned as Chief Executive Officer and Chairman of the Board of Directors.  The Board has appointed Gino Chouinard to serve as Interim Chief Executive Officer.

About HearUSA

HearUSA, Inc. (NYSE Amex: EAR) is the recognized leader in hearing care for the nation’s top managed care organizations through its network of more than 1,800 hearing care provider locations, including 134 company-owned centers.  HearUSA is the nation’s only hearing care network accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation.  HearUSA is also the administrator of the AARP Hearing Care Program, designed to help millions of American’s aged 50+ who have untreated hearing loss.  For more information about HearUSA visit www.hearusa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including the statements that the Company will continue to operate and conduct business as usual pending the closing of the sale, that the DIP financing agreement with William Demant will provide the resources needed and that a final transaction will close within a matter of months. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement, including such factors as the company's ability to control costs; the company’s ability to generate the expected cash flows from operations; and the timing and other issues relating to the court processes and required court approvals.

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